UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 8, 2013

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in Lucas Energy, Inc.’s (“Lucas” or the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2013, the Company entered into a Settlement Agreement with Seidler Oil & Gas, L.P. (“Seidler”) on January 28, 2013 (the “Settlement Agreement”) in an effort to avoid protracted and costly litigation and to settle an ongoing lawsuit.  One of the requirements of the Settlement Agreement was that we were required to return approximately $1.3 million in investments made by certain private investors in our Hagen Unit 5-H well (the “5-H well”) and pay Seidler an additional $85,000 in the event that such private investors executed releases, releasing the Company and Seidler from any causes of action or liability in connection with such 5-H Well and certain other matters.  The releases were originally required to be received by March 31, 2013; however the parties subsequently agreed to extend such deadline.  Effective April 8, 2013, the Company received all of the required releases; paid Seidler related legal fees; and returned approximately $1.3 million in prior investments to its investors.

As a result of the above, the Seidler litigation matter is completely settled, Seidler released the Company, its current and past officers, directors and agents from claims associated with the 5-H well and Seidler has agreed to dismiss the previously filed lawsuit with prejudice.  In addition, the private investors also agreed to release the Company, Seidler, their respective past and present subsidiaries, affiliated entities, officers, directors, agents, and attorneys from any and all claims associated with the 5-H well.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1**	April 9, 2013 Press Release Announcing Seidler Settlement

** Furnished herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ William J. Dale
Name: William J. Dale
Title: Chief Financial Officer

Date: April 9, 2013